Exhibit 99.1

News Release

One Centerpointe Drive Suite 200 Lake Oswego, Oregon 97035 503-684-7000

For release: April 13, 2011, 6:00 am EDT	Contact:	Mark Rittenbaum
503-684-7000
Greenbrier announces results to date of tender offer and
consent solicitation for 8 3/8% Senior Notes due 2015
     Lake Oswego, Oregon, April 13, 2011 — The Greenbrier Companies, Inc. [NYSE:GBX] announced today that, pursuant to the terms of its previously announced tender offer and consent solicitation for its outstanding 8 3/8% Senior notes due 2015 (the “Notes”), holders of $90,599,000 aggregate principal amount of the outstanding Notes (approximately 38.55% of the total outstanding) have validly tendered their Notes and have delivered consents for the proposed amendments to the indenture governing the Notes (the “Indenture”) prior to the expiration of the consent date, which was 5:00 p.m., New York City time, on April 12, 2011 (the “Consent Payment Deadline”).
     In addition, Greenbrier announced today that it has waived the condition to acceptance of the Notes for payment set forth in its Offer to Purchase and Consent Solicitation Statement, dated as of March 30, 2011 (the “Statement”), that the requisite consents from the holders of at least a majority in aggregate principal amount of the outstanding Notes to the proposed amendments to the Indenture be received and that a supplemental indenture related thereto be executed. Accordingly, Greenbrier has accepted for purchase and payment (the “Early Settlement”) all of the Notes that were validly tendered and not validly withdrawn prior to the Consent Payment Deadline for a price of $1,031.67 per $1,000 principal amount of Notes, which includes a consent payment of $10.00 per $1,000 principal amount of Notes, plus accrued and unpaid interest to, but not including, the Early Settlement Date (as defined below). Payment for the Notes pursuant to the Early Settlement is expected to be made today (the “Early Settlement Date”). The terms of the tender offer and consent solicitation are detailed in Greenbrier’s Statement and related letter of transmittal dated as of March 30, 2011.
     The tender offer and consent solicitation remains open and will expire at 8:00 a.m., New York City time, on April 27, 2011, unless extended (the “Expiration Time”). Notes tendered and consents delivered pursuant to the tender offer and consent solicitation may no longer be withdrawn or revoked. Holders who validly tender their Notes after the Consent Payment Deadline and prior to the Expiration Time will be eligible to receive the tender offer consideration of $1,021.67 per $1,000 principal amount of Notes, plus accrued and unpaid interest to, but not including, the settlement date, but will not receive the consent payment of $10.00 per $1,000 principal amount of Notes.

Greenbrier announces results to date of tender offer and consent solicitation (Cont.)       Page 2
     Greenbrier also announced today that it is issuing a notice of redemption for any and all of its Notes that remain outstanding after the consummation of its tender offer and consent solicitation. The Notes will be redeemed on May 16, 2011 at a redemption price equal to 102.792% of the outstanding principal amount thereof, plus accrued and unpaid interest to the redemption date.
     This press release does not constitute an offer to purchase any Notes or a solicitation of consents. The offer to purchase the Notes and the solicitation of consents is being made by means of the Statement and the related letter of transmittal. No offer, solicitation or purchase will be made in any jurisdiction in which such an offer, solicitation or purchase would be unlawful. Persons with questions regarding the tender offer or solicitation should contact the dealer manager and solicitation agent, BofA Merrill Lynch at (888) 292-0070 (toll free) or at (980) 388-9217 or the Information Agent, D.F. King & Co. at (800) 628-8536 (toll free) or (212) 269-5550 (collect).
About Greenbrier Companies
     Greenbrier, headquartered in Lake Oswego, Oregon, is a leading supplier of transportation equipment and services to the railroad industry. Greenbrier builds new railroad freight cars in its three manufacturing facilities in the U.S. and Mexico and marine barges at its U.S. facility. It also repairs and refurbishes freight cars and provides wheels and railcar parts at 37 locations across North America. Greenbrier builds new railroad freight cars and refurbishes freight cars for the European market through both its operations in Poland and various subcontractor facilities throughout Europe.
This release may contain forward-looking statements, including statements regarding the Company’s tender offer and consent solicitation and the redemption of the Company’s 8 3/8% senior notes due 2015. Greenbrier uses words such as “anticipates,” “believes,” “forecast,” “potential,” “contemplates,” “expects,” “intends,” “plans,” “seeks,” “estimates,” “could,” “would,” “will,” “may,” “can,” and similar expressions to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause actual results to differ materially from in the results contemplated by the forward-looking statements. Factors that might cause such a difference include, but are not limited to, reported backlog is not indicative of our financial results; turmoil in the credit markets and financial services industry; high levels of indebtedness and compliance with the terms of our indebtedness; write-downs of goodwill, intangibles and other assets in future periods; sufficient availability of borrowing capacity; fluctuations in demand for newly manufactured railcars or failure to obtain orders as anticipated in developing forecasts; loss of one or more significant customers; customer payment defaults or related issues; actual future costs and the availability of materials and a trained workforce; failure to design or manufacture new products or technologies or to achieve certification or market acceptance of new products or technologies; steel or specialty component price fluctuations and availability and scrap surcharges; changes in product mix and the mix between segments; labor disputes, energy shortages or operating difficulties that might disrupt manufacturing operations or the flow of cargo; production difficulties and product delivery delays as a result of, among other matters, changing technologies or non-performance of subcontractors or suppliers; ability to obtain suitable contracts for the sale of leased equipment and risks related to car hire and residual values; difficulties associated with governmental regulation, including environmental liabilities;

Greenbrier announces results to date of tender offer and consent solicitation (Cont.)       Page 3
integration of current or future acquisitions; succession planning; as well as the other factors as may be discussed in more detail under the headings “Risk Factors” and “Forward Looking Statements” in our Annual Report on Form 10-K for the fiscal year ended August 31, 2010 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended November 30, 2010 and February 28, 2011, and our other reports on file with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. Except as otherwise required by law, we do not assume any obligation to update any forward-looking statements.
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